Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(5)

Kimco Realty Corporation

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock, par value $0.01 per share(1)	415(a)(6)	1,841,273 (1)(2)(3)	$39,163,876.71 (1)(2)(3)	$4,272.78	424(b)(5)	333-258872	August 24, 2021	$4,272.78

	Total Offering Amounts				$39,163,876.71	$4,272.78

	Total Fee Previously Paid					$4,272.78

	Total Fee Offsets					0

	Net Fee Due					0
(1)
Includes up to 1,841,273 shares of common stock, par value $0.01 per share (the “Common Stock”) issuable in exchange for limited partnership units in WRI Madison Village LP (formerly known as Markham West Shopping Center, L.P.) and WRI/Raleigh LP, tendered for redemption by one or more of such unit holders pursuant to their contractual rights.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock offered hereby shall also be deemed to cover such additional shares as may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or similar capital adjustments.

(3)
This prospectus supplement includes 1,841,273 shares of Common Stock registered under the prospectus supplement filed by Kimco Realty Corporation on August 24, 2021 and the registration statement on Form S-3 (File No. 333-258872) filed by Kimco Realty Corporation on August 17, 2021, which have not been sold. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee previously paid in connection with such unsold shares will continue to be applied to such unsold shares.